Exhibit 99.1

Egalet Announces Positive Top-Line Results from Intranasal Human Abuse Liability Study of Abuse-Deterrent Morphine, Egalet-001

—Egalet-001 met primary endpoint of reduced drug liking compared to MS Contin® with drug liking scores similar to placebo —

Wayne, Penn. — June 29, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced positive results from a Category 3 intranasal human abuse liability (HAL) study of Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. The clinical HAL study demonstrated that, in nondependent, recreational opioid users, the abuse potential of manipulated Egalet-001 taken intranasally was significantly lower than that for manipulated MS Contin (morphine sulfate controlled-release).

“With this strong intranasal HAL data combined with the previously announced positive oral HAL data, and the category 1 studies, Egalet-001 continues to demonstrate a very promising abuse-deterrent profile,” said Bob Radie, president and chief executive officer at Egalet. “With this data, we have successfully completed the clinical studies necessary to file our NDA for Egalet-001, which we plan to submit in the fourth quarter.”

This Category 3 abuse-deterrent intranasal HAL study was conducted in accordance with the April 2015 U.S. Food and Drug Administration (FDA) Guidance for Industry, Abuse-Deterrent Opioids — Evaluation and Labeling. It was a single-center, randomized, double-blind, double-dummy, active and placebo-controlled, five period crossover study which assessed the abuse potential of Egalet-001 versus MS Contin in 46 nondependent, recreational opioid users when taken intranasally. The primary objective was to compare drug liking after subjects snorted manipulated Egalet-001 versus manipulated MS Contin. Since Egalet-001 is an extremely hard tablet and difficult to reduce to small particle sizes amenable to snorting (based on the outcome of the first phase, physical tampering, of the Category 1 abuse-deterrent studies for Egalet-001), the manipulation procedure involved a multi-step process using both mechanical and electrical instruments to prepare the product to be dosed intranasally. In addition, the manipulated product was then sieved to yield particle sizes that would be small enough for the subjects to snort. Both of these outputs, the full particle sizes and the sieved/small particle sizes, were included and evaluated as separate arms in the study. In comparison, MS Contin was prepared via a single-step, mechanical manipulation process, which did not require sieving as all particle sizes were small enough to snort.

Top-line results from the study include:

•                  After maximal manipulation, Egalet-001 demonstrated a statistically significant reduction in drug liking (Emax; primary endpoint) compared to manipulated MS Contin (p < 0.001);

•                  This was seen in both of the Egalet-001 arms: manipulated and all particle sizes snorted as well as manipulated then filtered with only the smaller particle sizes snorted

•                  Egalet-001 was statistically superior to MS Contin on the secondary endpoints of ‘overall drug liking’ and ‘take drug again’ (p < 0.001 for both endpoints);

•                  On the measures of ‘overall drug liking’ and ‘take drug again,’ both of the Egalet-001 manipulated arms had scores similar to placebo; and

•                  The ‘Abuse Quotient’ (a pharmacokinetic indicator of abuse potential, with higher scores suggestive of greater abuse potential), which is defined as the Cmax/Tmax, for each of the treatment arms was as follows:

•                  37.2 for manipulated MS Contin

•                  9.2 for manipulated Egalet-001 (all particle sizes)

•                  2.3 for manipulated Egalet-001 (filtered/small particle sizes)

•                  5.5 for intact oral Egalet-001.

“This study demonstrates a very significant decrease in drug liking for Egalet-001 compared to MS Contin when manipulated and snorted, both when using the full output of manipulated Egalet-001 as well as filtering it to obtain optimal particle size,” said Jeffrey Dayno, MD, chief medical officer at Egalet. “It also shows the robustness of Egalet’s differentiated Guardian™ Technology as the PK data reflect how difficult it is to access the API after manipulating and snorting Egalet-001. This study completes a full complement of abuse-deterrent studies, an important component of our NDA submission for Egalet-001 later this year.”

Both the Category 3 oral HAL and intranasal HAL studies will be submitted for presentation at an upcoming scientific conference later this year.

About Egalet

Egalet, a fully integrated commercial specialty pharmaceutical company, is focused on developing, manufacturing and marketing innovative pain treatments. The Company has two approved products: OXAYDO (oxycodone HCI, USP) tablets for oral use only -CII, the first and only approved immediate-release oxycodone product formulated to deter abuse via snorting, for the management of acute and chronic moderate to severe pain where an opioid is appropriate, and SPRIX® (ketorolac tromethamine) Nasal Spray, a non-steroidal anti-inflammatory drug (NSAID), indicated in adult patients for the short-term (up to five days) management of moderate to moderately severe pain that requires analgesia at the opioid level. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full prescribing information for OXAYDO and SPRIX and additional information on Egalet can be found at www.egalet.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Tel: 917-432-9275
Email: bcs@egalet.com